Exhibit 99.1

Blackstone Announces Three New Senior Leaders in Private Credit

New York – September 9, 2021 – Blackstone (NYSE: BX) today announced three new senior leaders in Blackstone Credit, the firm’s $163 billion credit business. Blackstone Credit is the fastest growing segment of the firm driven by strong demand for private credit products from institutional, insurance and individual investors. The three leaders announced today will play critical roles in sourcing investment opportunities, supporting portfolio companies and scaling the firm’s business development companies (BDCs), Blackstone Private Credit Fund (BCRED) and Blackstone Secured Lending Fund (BXSL). BCRED and BXSL are part of Blackstone’s rapidly growing global direct lending platform.

•	Carlos Whitaker joins from Credit Suisse and will serve as President of both BCRED and BXSL.

•	Kate Rubenstein will move from Blackstone’s Portfolio Operations Group and will be Chief Operating Officer of both BCRED and BXSL.

•	Chris Sullivan joins from Barclays and will be Head of Sponsor Coverage for Blackstone Credit.

Commenting on the appointments, Dwight Scott, Global Head of Blackstone Credit, said: “We are thrilled to welcome such strong additional talent and leadership as our private credit platform grows, driven in part by the tremendous demand we see for BCRED, which we launched earlier this year. Carlos, Kate and Chris are exceptional leaders and will help us continue to scale the business while striving to deliver compelling returns to our investors.”

Carlos Whitaker said: “I’m excited to join the Blackstone Credit team to help further accelerate their direct lending efforts. Dwight has established an incredible culture and the team’s leading private credit platform is driving innovation, delivering compelling solutions to investors and providing vital support to U.S. companies.”

Kate Rubenstein said: “I look forward to returning to the Blackstone Credit team to help scale the BDCs and support their success by bringing all of Blackstone’s resources to bear.”

Chris Sullivan said: “Blackstone has market leading momentum and strength across its credit platform. I look forward to deepening our already strong relationships with a diverse group of sponsors to provide private credit solutions and communicate the strategic advantages of Blackstone Credit in the marketplace.”

Bios

Carlos Whitaker will be a Senior Managing Director in Blackstone Credit. He joins Blackstone from Credit Suisse, where he was a Managing Director and Head of New York and Co-Head of EMEA Advisory Sales. Whitaker began his career at Credit Suisse in 2000 as an Analyst. Whitaker is a member of the McCombs School of Business Advisory Council at the University of Texas at Austin. He also sits on the boards of New York for McCombs and Rising Stars Capital Management, which is a nonprofit focused on improving diversity in the finance industry. Whitaker received a Bachelor of Arts from the Plan II Honors Program, a Bachelor of Business Administration in Accounting and a Master in Professional Accounting from the University of Texas at Austin.

Kate Rubenstein will be a Managing Director in Blackstone Credit. Previously, she was with the Blackstone Portfolio Operations group where she led the Blackstone Advantage program, focusing on building networks and expanding access to resources for portfolio companies across Blackstone business units. Prior to that, Rubenstein created and led the GSO Advantage platform (now Blackstone Credit Advantage). Prior to Blackstone, Rubenstein spent ten years with GE Capital. She is on the Blackstone Charitable Foundation Leadership Council and on the Board of Let’s Get Ready, a non-profit organization that provides low income students support to gain admission to and graduate from college. Rubenstein received an MBA from The Johnson Graduate School of Management at Cornell University, where she was a Roy H. Park Leadership Fellow, and a bachelor’s degree from Dartmouth College.

Chris Sullivan will be a Senior Managing Director in Blackstone Credit. He joins Blackstone from Barclays where he was the Global Head of Financial Sponsors, responsible for driving the business that managed relationships with private equity clients globally. Sullivan joined Barclays from Lehman Brothers in 2008 where he was a Managing Director in Financial Sponsors working with a wide range of private equity clients to source, structure and execute transactions. He currently serves on the board of the Bryn Mawr Hospital Foundation. Chris graduated with a B.A. in Economics & Accounting from the College of the Holy Cross and earned his MBA from the Wharton School of Business at the University of Pennsylvania.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $163 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

About Blackstone

Blackstone is the world’s largest alternative asset manager. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $684 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Contact

Kate Holderness

Kate.holderness@blackstone.com

646-482-8774